Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Whit Clay – Sloane & Company
	408-519-9677	212-446-1864
	ir@tivo.com	wclay@sloanepr.com

TIVO REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR

ENDED JANUARY 31, 2008

•	Adjusted EBITDA for the fourth quarter was $1.0 million compared to a loss of $15.0 million in the year-ago quarter, exceeding guidance

•	Fiscal year 2008 Adjusted EBITDA closes in on breakeven

•	Net loss for the fourth quarter was $6.4 million compared to a loss of $19.5 million in the year ago quarter

•	Fiscal year 2008 net loss significantly better than prior year

•	Favorable ruling in EchoStar patent infringement case; damages and injunction upheld

•	Announced today Cox tech trial underway; New England to be first market

•	Comcast fully launched in New England; integrated marketing has begun

•	Added Omnicom Media Group to list of major advertising agency research clients

•	Added CBS to list of networks and advertisers signing on to TiVo audience research

ALVISO, Calif. – March 5, 2008 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the fourth quarter and fiscal year ended January 31, 2008.

“This was a strong quarter and year for TiVo as we significantly improved our financial profile and made tremendous progress on the many elements driving our business forward,” said Tom Rogers, President and CEO of TiVo. “Our progress can be especially noted with our financial results for the full-year, as we neared breakeven for the year on an Adjusted EBITDA basis, exceeding our goals. These results really underscore the success of our strategy to effectively manage our TiVo-Owned business in a way that does not cloud the enthusiasm for the many long-term growth drivers we have in place.”

Mr. Rogers continued, “Importantly, just a few weeks ago we had a very big day at TiVo when the United States Court of Appeals for the Federal Circuit unanimously upheld the District Court’s ruling that EchoStar had infringed on our Multimedia Time Warp patent. The Appeals Court decision was clear, unambiguous and unanimous that EchoStar violated our patent. The Court upheld the full monetary award, as well as the injunction issued by the trial court. We view EchoStar’s latest attempt to appeal this ruling as merely a delay tactic that is intended to postpone the inevitable and we remain confident that the Federal Circuit will reject their rehearing request. We are very excited about this victory as it more significantly solidifies the strength of our intellectual property.”

For the fourth quarter, service and technology revenues were $58.1 million, compared with $57.0 million for the same period last year. Note that during the quarter, the revenue recognition period of product lifetime subscriptions, primarily consisting of TiVo standard definition DVRs sold before November 1, 2007 was increased from 48 months to 54 months as these subscriptions are keeping the TiVo service longer than we originally estimated. This change to a longer estimated amortization period reduced service and technology revenues by approximately $2.5 million in the fourth quarter. We also increased the amortization period to 60 months for new product lifetime subscriptions which are offered on a limited basis and primarily related to the TiVo HD DVR.

TiVo reported a net loss of ($6.4) million and a net loss per share of ($0.06), compared to a net loss of ($19.5) million, or ($0.20) per share, for the fourth quarter of last year. Adjusted EBITDA was $1.0 million, compared to an Adjusted EBITDA loss of ($15.0) million in the year-ago period and guidance of a ($2) million to ($5) million Adjusted EBITDA loss. Both net loss and Adjusted EBITDA for the fourth quarter of fiscal year 2008 benefited from better than anticipated sales of our standard definition product as approximately $4.1 million of the previously recorded inventory reserve was utilized.

For the full fiscal year 2008, service and technology revenues were $230.9 million, compared with $217.3 million for the same period last year. TiVo reported a net loss of ($31.5) million and a net loss per share of ($0.32), compared to a net loss of ($47.8) million, or ($0.53) per share, for the full year of last year. Adjusted EBITDA loss was ($3.2) million, compared to an Adjusted EBITDA loss of ($29.9) million in the last fiscal year.

Mr. Rogers continued, “In terms of our mass distribution strategy, we continue to focus on increasing subscriptions through significant partnerships with leading MSOs in the U.S. and internationally. On that front, the TiVo service on Comcast is now operational in New England, Comcast’s largest market with almost two million subscribers. Comcast is marketing the services to these subscribers and we expect marketing of the product to increase as Comcast gains greater experience with the offering.

“In addition, we are announcing today that the TiVo service on Cox is currently in tech trials and we will be launching in Cox’s New England market. With both Comcast a reality and Cox in trial, our mass distribution strategy is making significant in-roads, effectively unleashing the power of TiVo beyond the confines of a dedicated hardware consumer electronic business.

“Along these lines, cable operators are beginning to realize the benefits of providing their customers with a feature set that goes beyond the applications that they have been offering to this point. In this regard, we are working in conjunction with CableLabs toward creating a standalone box that would be capable of providing the two way services provided by cable operators. In addition, we continue to stay ahead of the curve in this area, and have progressed on our work with the National Cable Television Association to make certain that not only will TiVo HD DVR users be able to access programming channels delivered using switched digital technology, but also that the cable industry is involved in making the TiVo installation process easier for consumers.

“On the international front, we began selling TiVo DVRs at key retailers in Canada and we continue to believe that there is a tremendous growth opportunity to drive TiVo’s differentiated offering internationally. Through our existing international work in Australia, Mexico and Taiwan, and our domestic work with Comcast and Cox, we have learned how to provide TiVo through a variety of platforms and can drive our distribution growth via multiple paths.

“On the TiVo-Owned side of the business, we are very focused on effectively managing subscription acquisition costs, keeping a sharp eye on how all initiatives related to this part of the business impact profitability. It is important to note that it is difficult to compare this year’s holiday results with those from fiscal 2007. Compared to last year, we have pulled back our marketing spend substantially, we have significantly reduced our hardware subsidy, and our main offering is now our $299 TiVo HD box versus the free standard definition offer that was our focus during last year’s holiday season. We plan to maintain our more limited spend on marketing while we assess the speed with which consumers recognize the value and importance of broadband distribution of digital video. Subscription acquisition costs are the lowest they have been in almost two years. Looking ahead, we believe that our feature set of delivering digital content directly to the television is becoming rich and deep enough that there are opportunities to spark new growth in TiVo-Owned sales. We are also in the process of re-launching TiVo.com so that we can more effectively market TiVo in the most efficient way possible. We plan to continue our focus on managing acquisition costs and more efficient marketing spend.”

TiVo-Owned subscription gross additions for the fourth quarter were 109,000, compared to 163,000 gross additions for the year-ago period. Overall, TiVo-Owned subscriptions increased slightly from the prior quarter to 1.75 million. As expected, TiVo reported a net decline in MSO/Broadcaster subscriptions during the period as DIRECTV is no longer deploying new TiVo boxes and other mass distribution deals are still in early phases of deployment. Cumulative total subscriptions as of January 31, 2008 were 3.95 million. Additionally, the monthly churn rate was 1.5% up from 1.2% in the year-ago period and 1.3% in the prior quarter. This increase was the result of a number of factors including inactive lifetime subs that reached the end of their amortization period as well as from satellite standard definition subscribers migrating to HD offerings from satellite providers.

Mr. Rogers continued, “Whether music, movies, television shows, photos or home movies, our broadband strategy continues to focus on delivering consumers what they want, when they want it. Over the course of the year, TiVo has made major strides in building and developing features that can access and bring directly to the television a powerful repertoire of content that goes way beyond typical television broadcasting, thus making TiVo not just a digital video recorder, but also a digital video retriever. Already TiVo offers 20,000 titles from Amazon, four million songs from Rhapsody, the entire Music Choice library of music programming, photo sharing through Photobucket and Picasa web Albums, content from over 40 TiVoCast content partners, and soon thousands of independent films through Jaman.com. Importantly, as we announced at the Consumer Electronics Show, we are integrating broadband content into our Season Pass feature, which will make it possible for users to search, record and catalogue web-based content for delivery to their television, just as they do for their favorite broadcast television shows. Certainly our ability to offer this kind of differentiated content and the ability to easily find and retrieve it, is becoming increasingly important as most of our new HD subscriptions are connecting via broadband. TiVo continues to distinguish itself as the one box, one user interface, one remote, one stop shop for delivering all forms of broadband content to the television set.

“On the advertising front, DVR viewing is becoming a more significant part of the advertising buying equation every day, and most industry experts expect DVR penetration to grow from 20 percent today to 35 percent in the next 18 months. As such, it will be critical for advertisers to become experts in consumption patterns in DVR homes and we are the only player out there providing them with both new forms of inventory as well as measurement and accountability tools that enable them to better assess how to reach the television audience increasingly looking to avoid commercials. Because we can provide a ratings measurement system with enough granularity and because we have developed unique ways for viewers to connect with advertising, over the course of the year we have broken through to many of the major players in the media world on both the research and advertising fronts, including: two of the largest broadcast networks in NBC and CBS; six of the world’s largest advertising companies including WPP, IPG, Publicis, Havas, Carat, a unit of Aegis Group, OMG, which we announced just today; and major advertisers such as American Express, Fox Broadcasting, Honda, IBM, Norwegian Cruise Lines, Sony Pictures, Toyota and many others.

Mr. Rogers concluded, “We continue to focus the company on the many major growth opportunities we see in front of us, specifically in our advertising solutions, our audience research, our software development for the cable industry, our ability to expand internationally, our approach to delivering all forms of digital content to the television, and how we will exploit our intellectual property. We are beginning to see the results of our work and believe that we enter fiscal 2009 with strong momentum and a business plan in place that will lead to additional growth.”

Management Provides Financial Guidance

For fiscal year 2009, TiVo anticipates continued improvement in Adjusted EBITDA and Net Loss as compared to fiscal year 2008.

For the first quarter of fiscal 2009, TiVo anticipates service and technology revenues in the range of $53 million to $55 million, a net loss in the range of ($1.0) million to ($3.0) million, and Adjusted EBITDA in the range of $5.0 million to $7.0 million. Note that first quarter service and technology revenues, net loss and Adjusted EBITDA will be impacted by the longer product lifetime amortization period.

This financial guidance is based on information available to management as of March 5, 2008. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the second quarter financial and operating results and guidance outlook at 2:00 pm PT 5:00 pm ET), today, March 5, 2008. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the Webcast or dial (888) 239-5348 (no password required). The Webcast will be archived and available through March 12, 2008 at www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 4535346.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers and TiVo.com, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches and TiVo KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way. ®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience research measurement.

TiVo, ‘TiVo, TV your way.’ Season Pass, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. © 2008 TiVo Inc. All rights reserved.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies, profitability and financial guidance, distribution of the TiVo service domestically with Comcast and Cox and internationally in Australia, Mexico, Canada and Taiwan, growth and innovation in TiVo’s advertising and audience research measurement business, TiVo’s software development for the cable industry, the results of TiVo’s litigation with EchoStar, how TiVo intends to exploit its intellectual property, TiVo’s future marketing spend and related activities, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007, Quarterly Reports on Form 10-Q for the three months ended April 30, 2007, July 31, 2007, and October 31, 2007, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2008	2007	2008	2007
Revenues
Service revenues	$51,025	$53,543	$211,496	$198,924
Technology revenues	7,027	3,417	19,382	18,409
Hardware revenues	16,066	19,890	41,798	41,588

Net revenues	74,118	76,850	272,676	258,921
Cost of revenues
Cost of service revenues (1)	12,019	12,445	42,976	43,328
Cost of technology revenues (1)	5,252	3,476	17,367	16,849
Cost of hardware revenues	23,885	43,534	91,918	112,212

Total cost of revenues	41,156	59,455	152,261	172,389

Gross margin	32,962	17,395	120,415	86,532

Research and development (1)	15,416	12,755	58,780	50,728
Sales and marketing (1)	7,336	6,784	23,987	22,520
Sales and marketing, subscription acquisition costs	7,195	9,915	31,050	20,767
General and administrative (1)	10,234	8,852	42,954	44,813

Total operating expenses	40,181	38,306	156,771	138,828

Loss from operations	(7,219)	(20,911)	(36,356)	(52,296)
Interest income	1,066	1,426	5,031	4,767
Interest expense and other	(183)	(8)	(102)	(173)

Loss before income taxes	(6,336)	(19,493)	(31,427)	(47,702)
Provision for income taxes	(22)	(17)	(30)	(52)

Net loss	$(6,358)	$(19,510)	$(31,457)	$(47,754)

Net loss per common share - basic and diluted	$(0.06)	$(0.20)	$(0.32)	$(0.53)

Weighted average common shares used to calculate basic and diluted net loss per share	98,517,991	96,415,236	97,510,576	89,864,237

(1) Includes stock-based compensation expense as follows :
Cost of service revenues	$216	$117	$729	$470
Cost of technology revenues	729	338	2,422	1,020
Research and development	1,934	1,419	7,326	5,596
Sales and marketing	737	385	2,205	1,649
General and administrative	2,081	1,720	10,157	5,977

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	January 31, 2008	January 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$78,812	$89,079
Short-term investments	20,294	39,686
Accounts receivable, net of allowance for doubtful accounts of $1,194 and $271	20,019	20,641
Inventories	17,748	29,980
Prepaid expenses and other, current	3,792	3,071

Total current assets	140,665	182,457
LONG-TERM ASSETS
Property and equipment, net	11,349	11,706
Purchased technology, capitalized software, and intangible assets, net	13,522	16,769
Prepaid expenses and other, long-term	1,513	1,018

Total long-term assets	26,384	29,493

Total assets	$167,049	$211,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$23,615	$37,127
Accrued liabilities	27,050	36,542
Deferred revenue, current	59,341	64,872

Total current liabilities	110,006	138,541
LONG-TERM LIABILITIES
Deferred revenue, long-term	38,128	54,851
Deferred rent and other	309	1,562

Total long-term liabilities	38,437	56,413

Total liabilities	148,443	194,954
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000;
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 150,000,000;
Issued shares are100,098,426 and 97,311,986, respectively and outstanding shares are 99,970,947 and 97,231,483, respectively	100	97
Additional paid-in capital	792,654	759,314
Accumulated deficit	(773,302)	(741,845)
Less: Treasury stock, at cost - 127,479 and 80,503 shares, respectively	(846)	(570)

Total stockholders’ equity	18,606	16,996

Total liabilities and stockholders’ equity	$167,049	$211,950

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Twelve Months Ended January 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(31,457)	$(47,754)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	10,326	7,759
Stock-based compensation expense	22,839	14,712
Inventory write-down	5,892	—
Loss on inventory barter transaction and utilization of trade credits	1,331	—
Allowance for doubtful accounts	923	215
Changes in assets and liabilities:
Accounts receivable	(301)	(745)
Inventories	3,566	(19,041)
Prepaid expenses and other	227	5,643
Accounts payable	(12,437)	11,963
Accrued liabilities	(9,492)	(663)
Deferred revenue	(22,254)	(5,754)
Deferred rent and other long-term liabilities	(1,253)	158

Net cash used in operating activities	$(32,090)	$(33,507)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(30,808)	(28,621)
Sales of short-term investments	50,200	7,850
Acquisition of property and equipment	(7,422)	(7,341)
Acquisition of capitalized software and intangibles	(375)	(13,125)

Net cash provided by (used in) investing activities	$11,595	$(41,237)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing expenses related to line of credit	—	(641)
Proceeds from issuance of common stock, net	—	64,539
Proceeds from issuance of common stock related to exercise of warrants	—	3,330
Proceeds from issuance of common stock related to exercise of common stock options	7,107	9,075
Proceeds from issuance of common stock related to employee stock purchase plan	3,397	2,792
Treasury Stock - repurchase of stock for tax withholding	(276)	(570)

Net cash provided by financing activities	$10,228	$78,525

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(10,267)	$3,781

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	89,079	85,298

Balance at end of period	$78,812	$89,079

TIVO INC.

OTHER DATA

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2008	2007	2008	2007
Net income (loss)	$(6,358)	$(19,510)	$(31,457)	$(47,754)
Add back:
Depreciation & amortization	2,675	1,944	10,326	7,759
Interest income & expense	(1,050)	(1,423)	(4,975)	(4,717)
Provision for income tax	22	17	30	52

EBITDA	(4,711)	(18,972)	(26,076)	(44,660)
Stock-based compensation	5,697	3,979	22,839	14,712

Adjusted EBITDA	$986	$(14,993)	$(3,237)	$(29,948)

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. A table reconciling TiVo’s EBITDA and Adjusted EBITDA to GAAP net income is included with the condensed consolidated financial statements attached to this release. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or AEBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended January 31,		Twelve Months Ended January 31,
(Subscriptions in thousands)	2008	2007	2008	2007
TiVo-Owned Subscription Gross Additions	109	163	276	429
Subscription Net Additions/(Losses):
TiVo-Owned	33	101	19	235
MSOs/Broadcasters	(155)	(91)	(518)	(155)

Total Subscription Net Additions/(Losses)	(122)	10	(499)	80
Cumulative Subscriptions:
TiVo-Owned	1,745	1,726	1,745	1,726
MSOs/Broadcasters	2,201	2,718	2,201	2,718

Total Cumulative Subscriptions	3,946	4,444	3,946	4,444
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	61%	58%	61%	58%

Included in the 3,946,000 subscriptions are approximately 175,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSO’s/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV Cablevision Mexico, and Comcast and in the future Cox and Seven and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We have from time-to-time offered a product lifetime subscription for general sale, under which consumers could purchase a subscription that is valid for the lifetime of a particular DVR. We count these as subscriptions until both of the following conditions are met: (i) the period we use to recognize lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six-month period. Lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. During the quarter ended April 30, 2006, we discontinued general sale of the product lifetime service option. During the quarter ended January 31, 2008, we began offering product lifetime service subscriptions only to existing customers. Additionally, we have extended the period we use to recognize product lifetime subscription revenues from 48 months to 54 months for lifetime subscriptions acquired on or before October 31, 2007. Additionally, we also increased the amortization period to 60 months for new product lifetime subscriptions acquired on or after November 1, 2007 which are offered on a limited basis and primarily related to the TiVo HD DVR. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSO/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Churn Rate	2008	2007	2008	2007
	(In thousands)		(In thousands)
Average TiVo-Owned subscriptions	1,727	1,672	1,721	1,584
TiVo-Owned subscription cancellations	(76)	(62)	(257)	(194)

TiVo-Owned Churn Rate per month	-1.5%	-1.2%	-1.2%	-1.0%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities for our low cost product offerings, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2008	2007	2008	2007
	(In thousands, except SAC)		(In thousands, except SAC)
Subscription Acquisition Costs
Sales and marketing, subscription acquisition costs	$7,195	$9,915	$31,050	$20,767
Hardware revenues	$(16,066)	$(19,890)	$(41,798)	$(41,588)
Cost of hardware revenues	$23,885	$43,534	$91,918	$112,212

Total Acquisition Costs	15,014	33,559	81,170	91,391

TiVo-Owned Subscription Gross Additions	109	163	276	429
Subscription Acquisition Costs (SAC)	$138	$206	$294	$213

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. In the first fiscal quarter of 2008, we revised our definition of total acquisition costs. We now define total acquisition costs as sales and marketing, subscription acquisition costs less net hardware revenues (defined as gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we incur limited or no acquisition costs for these new subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Average Revenue per Subscription	2008	2007	2008	2007
	(In thousands, except ARPU)
Total Service revenues	$51,025	$53,543	$211,496	$198,924
Less: MSOs/Broadcasters-related service revenues	(7,133)	(8,452)	(27,440)	(32,257)

TiVo-Owned-related service revenues	43,892	45,091	184,056	166,667
Average TiVo-Owned revenues per month	14,631	15,030	15,338	13,889
Average TiVo-Owned per month subscriptions	1,727	1,673	1,721	1,584

TiVo-Owned ARPU per month	$8.47	$8.98	$8.91	$8.77

	Three Months Ended January 31,		Twelve Months Ended January 31,
MSOs/Broadcasters Average Revenue per Subscription	2008	2007	2008	2007
	(In thousands, except ARPU)
Total Service revenues	$51,025	$53,543	$211,496	$198,924
Less: TiVo-Owned-related service revenues	(43,892)	(45,091)	(184,056)	(166,667)

MSOs/Broadcasters-related service revenues	7,133	8,452	27,440	32,257
Average MSOs/Broadcasters revenues per month	2,378	2,817	2,287	2,688
Average MSOs/Broadcasters per month subscriptions	2,279	2,767	2,481	2,836

MSOs/Broadcasters ARPU per month	$1.04	$1.02	$0.92	$0.95

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation. The decrease in ARPU per month for TiVo-Owned subscriptions during the fourth quarter ended January 31, 2008 as compared to the prior year period was the result of the recent change in amortization period for product lifetime subscriptions.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and

TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period. The above table shows this calculation.

Beginning in February 2006, pursuant to the most recent amendment of our agreement with DIRECTV, TiVo defers a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Additionally, beginning in February 2007, DIRECTV began paying us a monthly fee for all DIRECTV households with DIRECTV receivers with TiVo service similar to the lower amount paid by DIRECTV for households with DIRECTV receivers with TiVo service deployed since March 15, 2002, subject to a monthly minimum payment by DIRECTV.